UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

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FORM SD
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SPECIALIZED DISCLOSURE REPORT
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CEPHEID
(Exact Name of Registrant as Specified in its Charter)
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California	000-30755	77-0441625
(State or other jurisdiction of incorporation or organization )	(Commission File Number)	(IRS Employer Identification No.)

904 Caribbean Drive, Sunnyvale, California	94089-1189
(Address of Principal Executive Offices)	(Zip Code)
William E. Murray
(408) 541-4191
(Name and telephone number, including area code, of the person to contact in connection with this report.)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒	Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period January 1 to December 31, 2015

Item 1.01.	Conflict Minerals Disclosure and Report.
Conflict Minerals Disclosure
A copy of the Conflict Minerals Report of Cepheid (“Cepheid”) for the reporting period January 1 to December 31, 2015 is filed as Exhibit 1.01 to this specialized disclosure report on Form SD and is also available at Cepheid’s website at ir.cepheid.com.

Item 1.02.	Exhibit.
Cepheid has filed, as an exhibit to this Form SD, a Conflict Minerals Report as required by Item 1.01 of this Form.

Item 2.01.	Exhibit.

Exhibit Number	Description of Document

1.01	Cepheid Conflict Minerals Report for the reporting period January 1 to December 31, 2015.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

CEPHEID

Dated: May 24, 2016	By:	/s/ Marc Haugen
	Name:	Marc Haugen
	Title:	Executive Vice President, Global Operations and Engineering

EXHIBIT INDEX

Exhibit Number	Description of Document

1.01	Cepheid Conflict Minerals Report for the reporting period January 1 to December 31, 2015.